Exhibit 4.3

[BNP Paribas Fortis logo]	BNP Paribas Fortis-nv Specialised Financing Europe - Agency Warandeberg 3 (1KG1F) B-1000 Brussels

AM/1KG1F

TO:

Anheuser-Bush Inbev SA/NV (as “Company”, “Original Borrower” and “Original Guarantor”)

Our reference ABI/AM/1KG1F	Date 20 August 2013

Dear Sirs,

Senior Facilities Agreement dated 26 February 2010 between Anheusher-Bush Inbev SA/NV as the Company and BNP Paribas Fortis NV/SA as the Agent, as amended on 23 June 2011 (the “Senior Facilities Agreement”).

Terms defined in the Senior Facilities Agreement shall have the same meaning when used in this letter.

We refer to the request made by Anheuser-Bush Inbev SA/NV dated 1 August 2013 (the “Extension Request”) regarding the extension of the Termination Date and we, BNP Paribas Fortis NV/SA as Agent, hereby confirm that the following Lender(s)

•	have agreed to the requested extension until 25 July 2018: BNP Paribas Fortis nv/sa, BNP Paribas New York Branch, Australia & New Zealand Banking Group LTD, Banco Santander SA, Banco Santander SA New York Branch, Bank of America Merrill Lynch NA, the Bank of Tokyo-Mitsubishi UFJ LTD, Barclays Bank PLC, Commerzbank AG, Deutsche Bank Luxembourg SA, Deutsche Bank AG New York Branch, ING Belgium NV/SA, JPMorgan Chase Bank NA, Mizuho Bank Nederland N.V., Morgan Stanley Bank NA, Rabobank International, Société Générale, Sumitomo Mitsui Banking, TD Bank Europe LTD, The Bank of New York Mellon, The Royal Bank of Scotland plc, Toronto Dominion Bank, Unicredit Bank Austria AG

•	has agreed to an extension until 25 July 2017: Export Development Canada

•	have refused or have been deemed to have refused the extension and will cease to be a Lender as from 25 July 2016: Intesa San Paolo and US Bank National Association.

Yours faithfully,

/s/ De Vroegh Gabrielle	/s/ Guido Van den Berghe

De Vroegh Gabrielle	Guido Van den Berghe
Agency Officer	Head Agency
Specialised Financing Europe	Specialised Financing Europe

BNP Paribas Fortis sa-nv, Warandeberg 3, B-1000 Brussels RPM/RPR Brussels – VAT BE 0403.199.702 Broker approved under CBFA No 25.879